Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14, of our report dated May 24, 2024 relating to the financial statements and financial highlights of Metropolitan West Intermediate Bond Fund, a series of Metropolitan West Funds, appearing in the Annual Report on Form N-CSR of Metropolitan West Funds for the year ended March 31, 2024, and to the references to us under the headings “Other Service Providers” and “Financial Highlights”, which are part of such Registration Statement.

Los Angeles, California

April 2, 2025